EXECUTION COPY

Consulting Agreement

This Consulting Agreement (this “Agreement”) is made and entered into this 18th day of June, 2014 (the “Effective Date”), by and between PDC Energy, Inc., a Nevada corporation (the “Company”), and James M. Trimble (the “Executive”).

WHEREAS, Executive is the Chief Executive Officer and President of the Company as well as a member of the Company’s Board of Directors (the “Board”); and

WHEREAS, Executive and the Company desire for Executive (i) to step down as President immediately, (ii) to step down as Chief Executive Officer of the Company effective December 31, 2014, (iii) to retire from the Company shortly thereafter, and (iv) following such retirement to perform certain transitional consulting services in addition to continuing as a member of the Company’s Board, and the Company and Executive desire to enter into this agreement governing the terms and conditions of such arrangement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto, intended to be legally bound, agree as follows:

1.	Employment through January 19, 2015.

a.
Position and Duties; Term. Executive hereby resigns as President of the Company as of the Effective Date but shall continue to be employed by the Company as Chief Executive Officer through December 31, 2014, and shall continue to have the responsibilities, duties, and authority attendant to such position as in effect immediately prior to the Effective Date; provided, however, that during the period between the Effective Date and December 31, 2014, Executive shall also perform such succession planning and transition activities as are reasonably requested by the Company’s Board and shall use his best efforts to ensure a smooth transition of his duties to the new Chief Executive Officer of the Company, who is expected to take office effective January 1, 2015. Executive shall resign as an officer of the Company and of the Company’s Affiliates (as defined below) effective upon the close of business on December 31, 2014, but will continue on as an employee until January 19, 2015 in a non-officer capacity and with a title determined by the Chair of the Compensation Committee of the Board. Executive agrees to tender his resignation as an employee of the Company’s Affiliates (as defined below) immediately upon termination of his employment with the Company for any reason. For purposes of this Agreement, the term “Affiliate” shall have the meaning ascribed to such term in the PDC Energy Executive Severance Compensation Plan (the “Severance Plan”).

b.
Compensation. Except as specifically provided otherwise in this Agreement, Executive’s base salary, annual bonus opportunity, employee benefits and perquisites, and other elements of compensation shall remain the same as those in effect immediately prior to the Effective Date. However, Executive hereby agrees (i) that he shall cease to be a participant in the Severance Plan as of the Effective Date, and (ii) for the period between January 1, 2015 and January 19, 2015 his salary shall be reduced to a level commensurate with his then-current position with the Company.

3187458.6

c.	Amendments to Outstanding Equity Awards. The amendments set forth in Exhibit A and Exhibit B shall be made to Executive’s outstanding equity compensation awards, effective as of the Effective Date.

d.	Early Termination of Employment. Executive’s employment may be terminated prior to January 19, 2015 only in the following circumstances:

i.
Cause. Executive’s employment may be terminated by the Company prior to January 19, 2015 for “Cause,” as defined in the Severance Plan. In such event, Executive will receive only his base salary and such other amounts, reimbursements or benefits earned as of the date of termination (the “Accrued Obligations”). In the event of Executive’s termination for Cause, Executive shall immediately tender his resignation as a member of the Company’s Board.

ii.
Death or Disability. Executive’s employment may be terminated by the Company prior to January 19, 2015 as a result of Executive’s death or “Disability,” as defined in the Severance Plan. In such event, Executive will receive the Accrued Obligations, and may be entitled to certain accelerated vesting under his outstanding equity incentive awards as a result of such death or Disability. In the event of Executive’s termination as a result of his Disability, Executive shall immediately tender his resignation as a member of the Company’s Board.

iii.
Voluntary Termination. Executive’s employment may be terminated prior to January 19, 2015 upon Executive voluntary resignation. In such event, Executive will receive the Accrued Obligations. In the event of Executive’s voluntary resignation, Executive shall immediately tender his resignation as a member of the Company’s Board.

e.
Post-Employment Cooperation. At the Company's reasonable request, Executive shall use his good faith efforts to cooperate with the Company, its Affiliates (as defined in the Severance Plan), and each of its and their respective attorneys or other legal representatives ("Attorneys") in connection with any claim, litigation or judicial or arbitral proceeding which is material to the Company or its Affiliates and is now pending or may hereinafter be brought against the Company or its Affiliates (or any of their officers, directors, agents, or assigns) by any third party; provided, that, the Executive’s cooperation is essential to the Company's case. The Executive’s duty of cooperation will include, but not be limited to: (a) meeting with the Company's and/or its Affiliates' Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully the Executive’s knowledge of matters at issue and recollection of events; (b) appearing at the Company's, its Affiliates' and/or their Attorneys' request (and, to the extent possible, at a time convenient to the Executive) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully the Executive’s knowledge of matters at issue; and (c) signing at the Company's, its Affiliates' and/or their Attorneys' request, declarations or affidavits that truthfully state matters of which the Executive has knowledge. The Company shall reimburse the Executive for the reasonable expenses incurred by him in the course of his cooperation hereunder.

2.	Post-Employment Consulting Services. The following Section 2 shall apply if, and only if, Executive retires on January 19, 2015 as contemplated by Section 1a, above.

a.	Consulting Services.

i.
Continued Consultation. During the period commencing on January 20, 2015 and ending on December 31, 2015, unless earlier terminated as provided in Section 2c. of this Agreement (the “Consulting Term”), Executive agrees to render consulting services to the Company on such matters as the Chairman of the Board or the Chief Executive Officer of the Company may request within Executive’s knowledge and experience related to the businesses of the Company and its Affiliates (collectively, the “Consulting Services”). The Consulting Services shall include, without limitation, assisting the new Chief Executive Officer with his transition, serving as a strategic advisor to the Chief Executive Officer and the Board, advising on the Company’s strategic planning process, assisting with preparation for Board meetings, and advising and assisting on such other matters as may be requested by the Chairman of the Board or the Chief Executive Officer and agreed to by Executive, which agreement may not be unreasonably withheld.

ii.
Location. The Consulting Services shall be rendered at a location or locations mutually agreeable to the parties; provided, that Executive will not be provided dedicated office space and secretarial support during the Consulting Term and Executive acknowledges that, during the Consulting Term he will no longer be eligible to participate in the personal benefits provided to him in his capacity as Chief Executive Officer and President (including, without limitation, use of any corporate aircraft).

b.	Remuneration.

i.
Cash. As compensation for Executive’s performance of the Consulting Services, the Company, having obtained the appropriate approvals from the Compensation Committee of the Board, agrees to pay Executive $350,000 per calendar quarter during the Consulting Term (the “Consulting Fees”). For avoidance of doubt, the Consulting Fees for the first calendar quarter (January 20, 2015 through March 30, 2015) shall not be pro-rated for the January 20th start date and shall also be $350,000. The Consulting Fees will be paid on or within 15 days following the last day of each calendar quarter during which Consulting Services are performed during the Consulting Term.

ii.
Continued Medical Coverage. Provided Executive timely elects continuation coverage under the Consolidated Omnibus Revenue Reconciliation Act of 1986, as amended (“COBRA”), the Company shall pay the full cost of such COBRA coverage for Executive and his covered spouse and/or dependents for the lesser of (i) 18 months, or (ii) the duration of such COBRA coverage. In lieu of the foregoing, the parties may agree to make alternative arrangements for continued healthcare coverage for Executive and Executive’s spouse and/or dependents, provided such alternative arrangements are not more costly to the Company in the aggregate than the payment of COBRA premiums contemplated by the previous sentence. Executive shall be solely responsible for all taxes that may apply to the Company’s payment of the cost of COBRA coverage or other arrangements provided pursuant to this Section.

iii.
Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by him in connection with the performance of the Consulting Services following his delivery of documentation of such expenses in the manner required under the Company’s applicable travel and expense policies as in effect from time to time. In addition, as soon as administratively practicable (and in no event later than April 1, 2015), the Company shall arrange and pay for the transport of Executive’s personal effects from its corporate headquarters in Denver, Colorado to Executive’s family home.

c.	Termination of Transition Services. The Consulting Term will end prior to December 31, 2015 upon the occurrence of any of the following events:

i.
The Company terminates the Consulting Services for any reason other than for Cause (as defined in the Severance Plan) and other than for Disability (as defined in the Company’s Amended and Restated 2010 Long-Term Equity Compensation Plan), which the Company may do at any time;

ii.	The Company, by written notice to Executive, terminates the Consulting Services due to Executive’s Disability (as defined in Section 2.c.i.).

iii.	The Company terminates the Consulting Services for Cause (as defined in the Severance Plan).

iv.	Executive dies.

v.	Executive voluntarily terminates the Consulting Services for any reason, which Executive may do at any time with at least 30 days’ advance notice to the Company.

d.	Effects of Termination.

i.
If the Consulting Services are terminated under Section 2.c.i., 2.c.ii, or 2.c.iv. of this Agreement, the Company shall perform all of its obligations under Section 2.b. of this Agreement including paying any remaining Consulting Fees through the end of the Consulting Term.

ii.
If the Consulting Services are terminated under Section 2.c.iii. or 2.c.v. of this Agreement, the Company shall have no further obligations under Section 2.b. of this Agreement other than to pay pro-rata any Consulting Fees earned as of the date of termination of the Consulting Term.

e.
Independent Contractor Status. During the Consulting Term, Executive shall be an independent contractor, and not an employee or agent of the Company or any of its Affiliates. Executive acknowledges and agrees that, as an independent contractor, he shall bear sole responsibility for rendering his services, including payments of all taxes and other governmental payments required for anyone to operate a business or consultancy, including without limitation, the payment of all federal, state and local income taxes, self-employment taxes, and unemployment and workers compensation payments. Executive shall not have authority to assume, create or incur any liabilities or obligations of any kind against or on behalf of the Company or its Affiliates during the Consulting Term.

f.
Release Required. Notwithstanding anything to the contrary in this Section 2, as a condition precedent to Executive’s right to receive any Consulting Fees or to receive any other remuneration set forth in Section 2.b. above, Executive shall sign a full release of claims in a form satisfactory to the Company no later than March 30, 2015. The release shall be provided to Executive no later than January 26, 2015 and shall cover the period of Executive’s employment with the Company. The release shall not cover payments due under this Agreement or any other remuneration that may be earned by Executive from the Company following his termination of employment.

3.	Restrictive Covenants.

a.
Confidential Material. Executive shall not, directly or indirectly, either during the term of his employment or thereafter, disclose to anyone (except in the regular course of the Company’s business or as required by law), or use in any manner, any information acquired by the Executive during his employment by the Company or during the Consulting Term with respect to any clients or customers of the Company or any confidential, proprietary or secret aspect of the Company’s operations or affairs unless such information has become public knowledge other than by reason of actions, direct or indirect, of the Executive. Information subject to the provisions of this paragraph will include, without limitation:

i.	Names, addresses and other information regarding investors in the Company’s or its Affiliates’ drilling programs;

ii.
Names, addresses and other information regarding investors who participate with the Company or its Affiliates in the drilling, completion or operation of oil and gas wells as joint venture partners, working interest owners or in any other form of ownership;

iii.	Lists of or information about personnel seeking employment with or who are currently employed by the Company or its Affiliates;

iv.
Maps, logs, drilling reports and any other information regarding past, planned or possible future leasing, drilling, acquisition or other operations that the Company or its Affiliates have completed or are investigating or have investigated for possible inclusion in future activities; and

v.	Any other information or contacts relating to the Company’s or its Affiliates’ drilling, development, fund-raising, purchasing, engineering, marketing, merchandising and selling activities.

b.
Return of Confidential Material. All maps, logs, data, drawings and other records and written and digital material prepared or compiled by the Executive or furnished to the Executive during the term of his employment or during the Consulting Term will be the sole and exclusive property of the Company, and none of such material may be retained by the Executive upon termination of his employment or following the end of the Consulting Term, if later. The aforementioned materials include materials on the Executive’s personal computer. The Executive shall return to the Company or destroy all such materials on or prior to the applicable date of termination. Notwithstanding the foregoing, the Executive will be under no obligation to return or destroy public information.

c.
Non-Compete. The Executive shall not directly, prior to December 31, 2016, engage in any Competitive Business (as defined below) within any county or parish or adjacent to any county or parish in which the Company or an Affiliate owns any oil and gas interests; provided, however, that the ownership of less than five percent (5%) of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market shall not be deemed engaging in a Competitive Business. “Competitive Business” shall mean typical oil and gas exploration and production activities, including oil and gas leasing, drilling or any other business activities that are the same as or similar to the Company’s or an Affiliate’s business operations as its business exists on the applicable date of termination.

d.
No Solicitation. The Executive shall not, directly or indirectly, prior to December 31, 2016, (i) solicit, directly or indirectly, the services of any person who was a full-time employee of the Company, its subsidiaries, divisions or affiliates, or otherwise induce such employee to terminate or reduce such employment, or (ii) solicit the business of any person who was a client or customer of the Company, its subsidiaries, divisions or affiliates, in each case at any time during the last year of the term of employment. For purposes of this Agreement, the term “person” includes natural persons, corporations, business trusts, associations, sole proprietorships, unincorporated organizations, partnerships, joint ventures, limited liability companies or partnerships, and governments, or any agencies, instrumentalities or political subdivisions thereof.

e.
Remedies. The Executive acknowledges and agrees that the Company’s remedy at law for a breach or a threatened breach of the provisions herein would be inadequate, and in recognition of this fact, in the event of a breach or threatened breach by the Executive of any of the provisions of this Agreement, it is agreed that the Company will be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security. The Executive acknowledges that the granting of a temporary injunction, a temporary restraining order or other permanent injunction merely prohibiting the Executive from engaging in any business activities would not be an adequate remedy upon breach or threatened breach of this Agreement, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting the Executive from engaging in any activities prohibited by this Agreement. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy will be cumulative and will be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise. In addition, in the event of any breach or suspected breach of the provisions of this Section 3, the Company shall have the right to suspend immediately any payments or benefits that may otherwise be due Executive pursuant to this Agreement.

4.	Tax Provisions.

a.
409A. The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A of the Code, the Company shall have the right to adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify Executive for any failure to do so.

b.
280G. If it is determined that any payment or benefit provided to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by Code section 4999 or any interest or penalties with respect to such excise tax, then the parties agree to apply the optimization provisions set forth in Article VI of the Severance Plan to Executive’s payments and benefits.

5.	General Provisions.

a.
Successors. This Agreement shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Agreement, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Agreement.

b.
Binding Effect. This Agreement will inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Executive’s estate.

c.
Amendment, Modification, Waiver. No amendments or variations of the terms and conditions of this Agreement will be valid unless the same is in writing and signed by each of the parties hereto. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

d.
Survival. The provisions of Section 3 of this Agreement will continue to be binding upon the Executive and the Company in accordance with their terms, notwithstanding the termination of the Executive employment or Consulting Services with the Company for any reason or the expiration of this Agreement.

e.
Severability. The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision contained herein. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability. It is expressly understood and agreed that while the Company and the Executive consider the restrictions contained in this Agreement reasonable for the purpose of preserving for the Company the good will, other proprietary rights and intangible business value of the Company, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Agreement is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of such clause will not be rendered void but will be deemed amended to apply as to maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

f.
Governing Law. This Agreement will be construed and enforced pursuant to the laws of the State of Colorado without regard to its conflicts of law or choice of law provisions which would result in the application of the law of any other jurisdiction.

g.
Attorney Fees; Interest. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive, or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code, to the extent such contest arises out of Executive’s termination of employment or termination of the Consulting Term following a Change of Control (as defined in the Severance Plan). The foregoing right to legal fees and expenses shall not apply to any contest brought by Executive (or other party seeking payment under this Agreement) that is found by a court of competent jurisdiction to be frivolous or vexatious.

h.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute but one document.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and the Executive have duly executed this Retirement Agreement as of the date first above written.

Company	Employee

PDC Energy, Inc.

By: /s/ Kimberly Luff Wakim	/s/ James M. Trimble
Kimberly Luff Wakim	James M. Trimble
Chair of the Compensation Committee

Signature Page to Consulting Agreement

Exhibit A

AMENDMENTS TO GRANT AGREEMENT DATED JANUARY 16, 2012

The following amendments are hereby made to the Grant Agreement between PDC Energy, Inc. and James M. Trimble, dated January 16, 2012, which documents the grant of certain shares of restricted stock and certain stock appreciation rights by PDC Energy, Inc. to Mr. Trimble. The amendments shall be effective as of June 18, 2014.

A.    Section 5 under the heading entitled “Restricted Stock” is hereby deleted and replaced in its entirety with the following:

5.    If you voluntarily terminate your employment other than for Good Reason or your employment is terminated for Cause, any non-vested shares of Restricted Stock will be forfeited as of the date of termination. Except as specifically provided otherwise, for purposes of this Grant Agreement, the terms “Good Reason” and “Cause” shall have the meanings set forth in the PDC Energy Executive Severance Compensation Plan (the “Severance Plan”).
B.    Section 6 under the heading entitled “Restricted Stock” is hereby deleted and replaced in its entirety with the following:
6.    In the event of the termination of your employment due to death or Disability, as defined in the Severance Plan, or due to a termination without Cause or your voluntary resignation for Good Reason (as set forth in Section 5 above), any restrictions imposed on the Restricted Stock will lapse and any non-vested shares of Restricted Stock will vest as of your date of termination.
C.    The Section entitled “Stock Appreciation Rights” is hereby deleted in its entirety and replaced with the following:

A total of 32,959 SARs shall be granted to you as of the Grant Date with an exercise price of $30.19 per SAR (the “Exercise Price”), the fair market value of a share of the Company’s stock as of the Grant Date. The SARs will vest in equal annual installments over three (3) years beginning on the first anniversary following the Grant Date as follows, provided you remain in the employment of the Company or an Affiliate from the Grant Date to the applicable Vesting Date, as set forth below:

Number of SARs Vested	Vesting Date
10,986	1/16/2013
10,987	1/16/2014
10,986	1/16/2015

In addition to the foregoing, you may be entitled to certain accelerated vesting in the following circumstances:
In the event of your death or Disability, as defined in the Severance Plan, while in the employment of the Company or an Affiliate, all non-vested SARs shall immediately vest and become exercisable upon your date of termination.

If your employment is terminated by the Company without Cause or you voluntarily terminate employment for Good Reason, as those terms are defined in Section 5 above under the heading entitled “Restricted Stock,” all non-vested SARs shall immediately vest.
In the event of a “Change in Control” (as defined in the Plan) while you are in the employment of the Company, all outstanding SARs will vest and become exercisable immediately prior to the Change in Control transaction.
Expiration and Payment
SARs may be exercised at any point in time between the Vesting Date for such SAR and January 15, 2022. Upon exercise, and subject to applicable tax withholding, you will be entitled to the difference between the fair market value of a share of the Company on the exercise date and the Exercise Price, multiplied by the number of SARs exercised (the “Appreciation Amount”). Payment will be made to you in a number of shares which have a Fair Market Value on the exercise date equal to the Appreciation Amount. Notwithstanding the foregoing, any amount that would otherwise be paid to you in fractional shares shall instead be paid to you cash.
The SARs may not be exercised by you unless at the time of the exercise you are an in the Continuous Service of the Company; provided, however that the SARs can be exercised following your termination of Continuous Service during the term of the SAR as outlined below. SARs which do not become exercisable at the time of your termination of employment shall expire and no longer be in effect upon your date of employment termination.
For purposes of this Grant Agreement, the term “Continuous Service” shall mean your uninterrupted service to the Company or an Affiliate as an Employee or Non-Employee Director. The Committee shall determine in its discretion whether and when your Continuous Service has ended (including as a result of any leave of absence); provided, however, that your Continuous Service shall not be deemed to have ended in the event you retire or otherwise terminate as an Employee but continue to perform services as a Non-Employee Director.
1.    Death or Disability. In the event of your death or Disability, as defined in the Plan, you or your beneficiary, legal representative or other person or persons to whom your rights under the SARs shall pass by will or the laws of descent and distribution, may, within a period of not more than twelve (12) months after the date of termination of Continuous Service due to death or Disability, exercise the SARs. In no event may the SARs be exercised later than January 15, 2022.
2.    Voluntary Termination other than for Good Reason. If you voluntarily terminate your Continuous Service with the Company, or an Affiliate, other than for Good Reason (as defined in Section 3 below) you (or in the event of death, your beneficiary, legal representative or other person or persons to whom your rights under the SARs shall pass by will or the laws of descent and distribution), may, within a period of not more than three (3) months after termination of your Continuous Service, exercise the SARs if and to the extent they were exercisable at the date of termination. In no event may the SARs be exercised later than January 15, 2022.

3.    Termination without Cause or for Good Reason. If your Continuous Service is terminated by the Company without Cause or you voluntarily terminate your Continuous Service for Good Reason, as defined below, you (or in the event of death, your beneficiary, legal representative or other person or persons to whom your rights under the SARs shall pass by will or laws of descent and distribution), may, within a period of not more than three (3) months after termination of Continuous Service without Cause or for Good Reason, exercise the SARs. In no event may the SARs be exercised later than January 15, 2022.
For all purposes of determining the reason for your Continuous Service terminating, if your Continuous Service ends coincident with your termination of employment, then the terms “Good Reason” and “Cause” shall have the meanings set forth in Section 5 above under the heading entitled “Restricted Stock,” and if your Continuous Services ends coincident with your termination as a Non-Employee Director after previously having terminated employment, the term “Good Reason” shall not apply and the term “Cause” shall have the meaning set forth in Section VIII.I.3 of the Plan. For purposes of clarity, in the event your Continuous Services ends coincident with your termination as a Non-Employee Director after previously having terminated employment because (i) you are ready, willing and able to stand for reelection but are not nominated for reelection by the Board, (ii) you are nominated for reelection by the Board but are not reelected by the stockholders, (iii) you resign at the request of the Nominating and Governance Committee of the Board (or successor committee), or (iv) you are removed by the stockholders or by the Board, your Continuous Service shall be deemed to have been terminated without Cause.
4.    Termination for Cause. If your Continuous Service is terminated for Cause, as defined in Section 3 above, all outstanding non-vested SARs shall be forfeited as of your termination date.
The SARs may be exercised in whole or in part by filing written notice with the Company in the form specified by the Company. You may satisfy your tax withholding obligations through the surrender of shares which you already own or from which you are entitled to receive as a result of the exercise of the SARs. No shares shall be issued to you until full satisfaction of the minimum tax withholding obligations.
The Compensation Committee has the right to amend this Grant Agreement at any time provided that it does not reduce the benefits to which you are entitled without your consent. This Grant Agreement is binding on both parties and their successors.

Exhibit B

AMENDMENTS TO GRANT AGREEMENT DATED JANUARY 16, 2013

The following amendments are hereby made to the Grant Agreement between PDC Energy, Inc. and James M. Trimble, dated January 16, 2013, which documents the grant of certain shares of restricted stock and certain stock appreciation rights by PDC Energy, Inc. to Mr. Trimble. The amendments shall be effective June 18, 2014.

A.    Section 5 under the heading entitled “Restricted Stock” is hereby deleted and replaced in its entirety with the following:

5.    If you voluntarily terminate your Continuous Service other than for Good Reason or your Continuous Service is terminated for Cause, any non-vested shares of Restricted Stock will be forfeited as of the date of termination. For all purposes of this Grant Agreement, if your Continuous Service ends coincident with your termination of employment, then the terms “Good Reason” and “Cause” shall have the meanings set forth in the PDC Energy Executive Severance Compensation Plan (the “Severance Plan”), and if your Continuous Services ends coincident with your termination as a Non-Employee Director after previously having terminated employment, the term “Good Reason” shall not apply and the term “Cause” shall have the meaning set forth in Section VIII.I.3 of the Plan.
B.    Section 6 under the heading entitled “Restricted Stock” is hereby deleted and replaced in its entirety with the following:
6.    In the event of the termination of your Continuous Service due to death or Disability, as defined in the Plan, or due to a termination without Cause or your voluntary resignation for Good Reason (as set forth in Section 5 above), any restrictions imposed on the Restricted Stock will lapse and any non-vested shares of Restricted Stock will vest as of your date of termination. For purposes of clarity, in the event your Continuous Services ends coincident with your termination as a Non-Employee Director after previously having terminated employment because (i) you are ready, willing and able to stand for reelection but are not nominated for reelection by the Board, (ii) you are nominated for reelection by the Board but are not reelected by the stockholders, (iii) you resign at the request of the Nominating and Governance Committee of the Board (or successor committee), or (iv) you are removed by the stockholders or by the Board, your Continuous Service shall be deemed to have been terminated without Cause.
C.     Sections 1-5 under the heading entitled “Stock Appreciation Rights” are hereby deleted in their entirety and replaced with the following:
1.    Death or Disability. In the event of your death or Disability, as defined in the Plan, while in the Continuous Service of the Company or an Affiliate, all non-vested SARs shall immediately vest and become exercisable upon your date of termination. You or your beneficiary, legal representative or other person or persons to whom your rights under the SARs shall pass by will or the laws of descent and distribution, may, within a period of not more than twelve (12) months after the date of termination of Continuous Service due to death or Disability, exercise the SARs. In no event may the SARs be exercised later than January 15, 2023.

B-1

2.    Voluntary Termination other than for Good Reason. If you voluntarily terminate your Continuous Service with the Company, or an Affiliate, other than for Good Reason (as defined in Section 5 above under the heading “Restricted Stock”), you (or in the event of death, your beneficiary, legal representative or other person or persons to whom your rights under the SARs shall pass by will or the laws of descent and distribution), may, within a period of not more than three (3) months after termination of your Continuous Service, exercise the SARs if and to the extent they were exercisable at the date of termination. In no event may the SARs be exercised later than January 15, 2023.
3.    Termination without Cause or for Good Reason. If your Continuous Service is terminated by the Company without Cause or you voluntarily terminate for Good Reason, as those terms are defined in Section 5 and 6 above under the heading “Restricted Stock,” all non-vested SARs shall immediately vest and you (or in the event of death, your beneficiary, legal representative or other person or persons to whom your rights under the SARs shall pass by will or laws of descent and distribution), may, within a period of not more than three (3) months after termination of Continuous Service, exercise the SARs. In no event may the SARs be exercised later than January 15, 2023.
4.    Change in Control. In the event of a “Change in Control” (as defined in the Plan) while you are in the Continuous Service of the Company, all outstanding SARs will vest and become exercisable immediately prior to the Change in Control transaction.
5.    Termination for Cause. If you are terminated for Cause, as defined in Section 5 above under the heading “Restricted Stock,” all outstanding non-vested SARs shall be forfeited as of your termination date.

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